SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                 Date of Report:
                        (Date of earliest event reported)
                                   June 29, 2001

                         CITIZENS COMMUNICATIONS COMPANY
                         -------------------------------
               (Exact name of registrant as specified in charter)

       Delaware                      001-11001                 06-0619596
  ---------------------------- --------------------------- -------------------
 (State or other jurisdiction   (Commission File Number)     (IRS Employer
  of incorporation)              Identification No.)

          3 High Ridge Park, P.O. Box 3801, Stamford, Connecticut 06905
         -------------------------------------------------------- -----
               (Address of principal executive offices) (Zip code)

                                 (203) 614-5600
                                 --------------
              (Registrant's telephone number, including area code)

                           No change since last report
                           ---------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events.
         -------------

     On June 29, 2001, we completed our previously announced acquisition of Global Crossing's local exchange telephone business, which operates under the name Frontier Telephone (Frontier) for $3,368,000,000 in cash (subject to purchase price adjustment).

     On July 2, 2001, we completed our previously announced sale of our Louisiana Gas operations to Atmos Energy Corporation for approximately $363,400,000 in cash.

     On July 20, 2001, we terminated our previously announced acquisition agreements with Qwest Communications International, Inc.

     We had previously filed on Form 8-K, on May 7, 2001, the audited financial statements for the Frontier Local Exchange Carrier Businesses for the years ended December 31, 2000, 1999 and 1998; and the audited financial statements of the selected U S WEST (Qwest) exchanges for the years ended December 31, 2000, 1999 and 1998. We also included in that Form 8-K a pro forma balance sheet (as of December 31, 2000) and a pro forma income statement (for the year ended December 31, 2000). These pro forma statements reflected at that time, our probable acquisitions of Frontier and the selected U S WEST exchanges in addition to our probable acquisitions of the remaining Verizon exchanges to be acquired and our previously announced dispositions of our public services operations.

     In this Form 8-K, we are filing the March 31, 2001 financial statements of the Frontier business acquired and pro forma financial information related to the Frontier business acquired and the disposition of our Louisiana Gas operations as of March 31, 2001 and for the year ended December 31, 2000 and for the three months ended March 31, 2001.

     This Current Report on Form 8-K contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. Statements that are not historical facts are forward-looking statements made pursuant to the Safe Harbor Provisions of the Litigation Reform Act of 1995. In addition, words such as "believes", "anticipates", "expects" and similar expressions are intended to identify "forward-looking statements". Forward-looking statements (including oral representations) are only predictions or statements of current plans, which we review continuously. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in our markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, our ability to identify future markets and successfully expand existing ones, the mix of products and services offered in our target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made by us or on our behalf. We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
         ------------------------------------------------------------------

(a) Financial Statements of Business acquired

     * Frontier Incumbent Local Exchange Carrier Business for the three months ended March 31, 2001.

(b) Pro forma Financial Information

     * Pro forma Balance Sheet as of March 31, 2001 and Pro forma Income Statements for the three months ended March 31, 2001 and the year ended December 31, 2000

                                    SIGNATURE
                               ------------------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         CITIZENS COMMUNICATIONS COMPANY
           ----------------------------------------------------------
                                  (Registrant)

                            By: /s/ Robert J. Larson
                  --------------------------------------------

                                Robert J. Larson
                   Vice President and Chief Accounting Officer

Date: August 10, 2001

FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1999 AND 2000

FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

COMBINED FINANCIAL STATEMENTS
AS OF MARCH 31, 2000 AND 2001
UNAUDITED

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES    UNAUDITED

 COMBINED BALANCE SHEETS
 December 31, 2000 and March 31, 2001
 (in thousands of dollars)




                                                                     December 31, 2000           March 31, 2001
                                                                  ------------------------   ---------------------
 ASSETS:
     Current assets:
       Cash and cash equivalents                                       $    41,550                $    45,235
       Telecommunications accounts receivable                              112,955                     96,320
       Accounts receivable, affiliates                                      68,880                     17,319
       Advances to affiliates                                              311,752                    364,016
       Materials and supplies                                                1,389                      1,889
       Deferred income taxes                                                 7,618                      7,836
       Notes receivable, affiliate                                       1,031,095                  1,005,822
       Prepayments and other                                                32,759                     32,505
                                                                  -----------------           ----------------
            Total current assets                                         1,607,998                  1,570,942
     Property, plant, and equipment, net                                 1,052,745                  1,059,248
     Goodwill and customer base, net                                     1,521,250                  1,503,500
     Due from affiliate                                                     46,932                     54,321
     Other assets                                                           18,709                     19,436
                                                                  -----------------           ----------------
            Total assets                                               $ 4,247,634                $ 4,207,447
                                                                  =================           ================

 LIABILITIES AND SHAREHOLDER'S EQUITY:
     Current liabilities:
       Accounts payable                                                $   102,637                $    75,045
       Accounts payable, affiliates                                        113,606                     96,115
       Advances from affiliates                                             26,225                     48,139
       Deferred credits                                                      2,997                      2,589
       Current portion of long-term debt                                     3,142                      3,185
       Accrued income taxes                                                 20,508                     14,470
       Advanced billings                                                    11,852                     15,984
       Notes payable                                                     1,000,000                  1,000,000
       Other current liabilities                                            16,478                     11,937
                                                                  -----------------           ----------------
            Total current liabilities                                    1,297,445                  1,267,464
     Long-term debt, net of current maturities                             116,057                    115,225
     Notes payable to affiliates                                             4,700                      2,400
     Deferred income taxes                                                 120,124                    118,775
     Post-retirement benefit obligation                                    109,617                    110,051
     Due to affiliate                                                       24,852                     31,942
     Other long-term liabilities                                             9,063                      9,227
                                                                  -----------------           ----------------
            Total liabilities                                            1,681,858                  1,655,084
                                                                  -----------------           ----------------
     Shareholder's equity:
       Contributed capital                                               2,609,961                  2,614,049
       Accumulated deficit                                                 (44,185)                   (61,686)
                                                                  -----------------           ----------------
            Total shareholder's equity                                   2,565,776                  2,552,363
                                                                  -----------------           ----------------
            Total liabilities and shareholder's equity                 $ 4,247,634                $ 4,207,447
                                                                  =================           ================

 The accompanying notes to financial statements are an integral part of these balance sheets.

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED STATEMENTS OF INCOME
 FOR THE THREE MONTH PERIODS ENDED
 MARCH 31, 2000 AND 2001
 (in thousands of dollars)




                                                           January 1,          January 1,
                                                              2000                2001
                                                             through             through
                                                           March 31,           March 31,
                                                              2000                2001
                                                       ------------------  ------------------

 Revenues                                                      $ 188,122           $ 192,268
 Costs and expenses:
     Operating expenses                                           87,409              91,161
     Depreciation and amortization                                52,385              51,625
     Taxes other than income taxes                                 9,564               4,374
                                                       ------------------  ------------------
       Total costs and expenses                                  149,358             147,160
                                                       ------------------  ------------------
 Operating income                                                 38,764              45,108
 Interest expense                                                 (1,683)            (21,680)
 Interest income                                                   7,748              24,222
 Equity in earnings on investments in affiliates                     489                 381
 Other income (expense), net                                        (554)            (39,161)
                                                       ------------------  ------------------
 Income before taxes                                              44,764               8,870
 Income tax expense                                               23,025               3,371
                                                       ------------------  ------------------
 Net income                                                    $  21,739           $   5,499
                                                       ==================  ==================


 The accompanying notes to financial statements are an integral part of these statements.

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED STATEMENTS OF CASH FLOWS
 COMBINED STATEMENTS OF INCOME
 FOR THE THREE MONTH PERIODS ENDED
 MARCH 31, 2000 AND 2001
 (in thousands of dollars)



                                                                                 January 1,         January 1,
                                                                                    2000               2001
                                                                                   Through            Through
                                                                                 March 31,          March 31,
                                                                                   2000               2001
                                                                              ----------------   ----------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                     $  21,739           $  5,499
                                                                              ----------------   ----------------
     Adjustments to reconcile net income to net cash provided
       by operating activities:
         Depreciation and amortization                                                 52,385             51,625
          Foreign Exchange Loss                                                             -             38,881
         (Gain)/loss on sale of assets                                                      -                  -
         Equity in earnings on investments in affiliates                                    -               (381)
         Changes in operating assets and liabilities,
            exclusive of impacts of dispositions and acquisitions:
              Accounts receivable                                                       8,499             16,635
              Accounts receivable affiliates and due from affiliates                        -             44,172
              Material and supplies                                                      (168)              (500)
              Prepayments and other current assets                                      4,659                254
              Other assets                                                             (1,775)           (31,604)
              Accounts payable                                                        (21,669)           (28,000)
              Accounts payable affiliates and due to affiliates                             -            (10,401)
              Accrued taxes, advanced billings and other liabilities                   12,896             (8,583)
              Post-retirement benefit obligation                                        1,198                434
              Deferred income taxes                                                    (5,247)            (1,567)
                                                                              ----------------   ----------------
                Total adjustments                                                      50,778             70,965
                                                                              ----------------   ----------------
                Net cash provided by operating activities                              72,517             76,464
                                                                              ----------------   ----------------

 CASH FLOWS FROM INVESTING ACTIVITIES:
     Expenditures for property, plant, and equipment                                  (50,940)           (39,887)
     Distributions from investment in affiliates                                            -                560
     Advance to affiliates                                                            (33,100)           (52,264)
                                                                              ----------------   ----------------
                Net cash used in investing activities                                 (84,040)           (91,591)
                                                                              ----------------   ----------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from debt borrowings                                                                             -
     Repayments of debt                                                                  (860)            (3,173)
     Dividends paid                                                                    (7,750)                 -
     Advances from affiliates                                                               -             21,914
     Other financing activities                                                             -                 71
                                                                              ----------------   ----------------
                Cash flows used in financing activities                                (8,610)            18,812
                                                                              ----------------   ----------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                 (20,133)             3,685

 CASH AND CASH EQUIVALENTS, beginning of period                                        83,842             41,550
                                                                              ----------------   ----------------

 CASH AND CASH EQUIVALENTS, end of period                                           $  63,709           $ 45,235
                                                                              ================   ================

 The accompanying notes to financial statements are an integral part of these statements.

FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

NOTES TO COMBINED FINANCIAL STATMENTS
AS OF DECEMBER 31, 1999 AND 2000


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------

Description of Business and Organization
----------------------------------------

The accompanying combined financial statements include the following wholly owned subsidiaries of Global Crossing North America ("GCNA"):

Frontier Telephone of Rochester, Inc. ("FTR")             Frontier Communications of Seneca-Gorham, Inc.
Frontier Communications of Rochester, Inc.                Frontier Communications of New York, Inc.
Frontier Subsidiary Telco Inc. and Subsidiaries           Frontier Communications of Ausable Valley, Inc.
Frontier Communications of Sylvan Lake, Inc.

These entities are hereafter collectively referred to as the Frontier Incumbent Local Exchange Businesses (the "Company" or the "Frontier ILEC's"). The Frontier ILEC's, headquartered in Rochester, New York, are providers of local telephone services to customers in 11 states.

Citizens Transaction
--------------------

On July 11, 2000, GCNA and GCNA's parent company, Global Crossing Limited, signed a Stock Purchase Agreement (the "Agreement") with Citizens Communications Company ("Citizens") to sell the Frontier ILEC's to Citizens for $3.65 billion, subject to adjustment under the terms of the Agreement.

In February 2001, the Agreement with Citizens was amended to provide for the transfer of certain assets and liabilities related to GCNA's qualified pension and other postretirement benefits from GCNA to Citizens. Assets and liabilities for virtually all retirees and all transferring active employees will be transferred upon the sale. GCNA will retain only those liabilities and assets associated with certain active nontransferring Global Crossing employees.

In April 2001, the Agreement with Citizens was amended to provide for, among other things, (i) an acceleration of the anticipated closing date for the transaction, (ii) an adjustment to the purchase price, which reflects a reduction in the amount of cash to be received by Global Crossing at closing in connection with the transaction from $3.65 billion to $3.5 billion, subject to adjustments concerning closing date liabilities and working capital balances, and (iii) a $100 million credit, which will be applied against future services to be rendered to Citizens over a five year period.

The transaction closed on June 30, 2001.

Principles of Combination
-------------------------

The combined financial information includes the companies identified above and their majority-owned subsidiaries after elimination of all significant intercompany transactions. Investments in entities in which the Company does not have a controlling interest are accounted for using the equity method.

FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1999 AND 2000


Basis of Presentation
---------------------

These unaudited consolidated financial statements include all adjustments, which consist of normal recurring accruals necessary to present fairly the results for the interim period shown and should be read in conjunction with our consolidated audited financial statements for the year ended December 31, 2000. Certain information and footnote disclosures have been condensed pursuant to Securities and Exchange Commission rules and regulations. The results of the interim periods are not necessarily indicative of the results for the full year. Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is the Company's policy to reclassify prior year balances to conform to current year presentation.

Revenue Recognition
-------------------

The Company derives revenue primarily from charges for local telephone services, network access for interconnection of long distance companies, directory advertising, billing and collection, and other services provided to long distance companies. The Company also derives revenue from the sale, leasing, and maintenance of telephone equipment and the sale of enhanced services such as voice mail, custom calling features, Internet, and advanced number identification products such as Caller ID. Customers are billed on monthly cycle dates. Revenue is recognized as service is provided. An estimate for uncollectible accounts is recorded in operating expenses. Unbilled usage is accrued. Certain revenues derived from local telephone services are billed monthly in advance and are recognized the following month when services are provided. Customers are billed an activation fee upon installation which is deferred by the Company and amortized over the estimated average customer life in accordance with Staff Accounting Bulletin No. 101.

Allocation of Corporate Overhead
--------------------------------

The results of operations of the Company include allocations of corporate expenses from GCNA. These costs primarily include executive, corporate planning, legal, tax, human resources, treasury, corporate communications, and corporate accounting functions. They are allocated to the Company based on a weighted average of four factors: employees, revenues, capitalization, and common equity. Allocations of these corporate mutually beneficial costs is performed on a basis management considers reasonable.

Other Comprehensive Income
--------------------------

The Company did not have any other comprehensive income in 2000 and 2001.

                         Proforma Financial Information

     Frontier Acquisition
     --------------------
     On July 12, 2000, we announced a definitive agreement to purchase from Global Crossing Ltd. (Global) 100% of the stock of Frontier Corp., which owned approximately 1,096,700 telephone access lines (as of December 31,
     2000) in  Alabama/Florida,  Georgia,  Illinois,  Indiana,  Iowa,  Michigan,
     Minnesota, Mississippi, New York, Pennsylvania and Wisconsin, for approximately $3,650,000,000 in cash which price was later reduced to $3,500,000,000. On June 29, 2001, we closed on the Frontier acquisition for approximately $3,368,000,000 in cash, subject to purchase price adjustment.

     Louisiana Gas Disposition
     -------------------------
     On April 13, 2000, we announced the agreement to sell our Louisiana Gas operations to Atmos Energy Corporation for $365,000,000 in cash plus the assumption of certain liabilities. Regulatory approval was received in April 2001. On July 2, 2001, we closed on the sale for $363,400,000 in cash. The estimated pre-tax gain on the sale is approximately $150,000,000 that will be recognized in the third quarter of 2001. The Louisiana Gas Operations were reported as assets held for sale and liabilities related to assets held for sale on our December 31, 2000 and March 31, 2001 balance sheets.

     The following unaudited pro forma condensed combined financial information of Citizens Communications Company, the Frontier Acquisition and the Louisiana Gas Disposition, which is referred to as "Pro Forma Citizens Communications Company," has been prepared to illustrate the effects of the Frontier Acquisition and related financing (including the sale of the Louisiana Gas operations) had the Acquisition and Disposition been completed as of March 31, 2001 for the pro forma balance sheet and at the beginning of each period presented for the pro forma income statements. The Frontier Acquisition column on the pro forma balance sheet represents the balance sheet of the Frontier Acquisition at March 31, 2001.

     We have prepared the pro forma financial information using the purchase method of accounting for the Frontier Acquisition. We expect to achieve economies of scale with the acquired properties that will both expedite our ability to provide an expanded menu of telecommunication services and make those services incrementally more profitable but can provide no assurance that such economies will be realized. We expect that this acquisition will therefore provide us the opportunity to increase revenue and decrease cost per access line. The unaudited pro forma information reflects the increased expenses to the extent they have been incurred in the periods presented, but does not reflect economies of scale.

     Certain of our regulated telecommunications operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 requires regulated entities to record regulatory assets and liabilities as a result of actions of regulators. We are currently evaluating the continued applicability of SFAS 71. We are not accounting for the Frontier Acquisition under SFAS 71.

     The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had Citizens and Frontier been combined at the beginning of the periods presented and the Louisiana Gas property been sold at those times. If the companies had actually been combined at the beginning of the period, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the Acquisition and Disposition had taken place earlier or the future results that the companies will experience.

     These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Frontier and the historical financial statements of Citizens Communications Company.

                Citizens Communications Company and Subsidiaries
                          Pro Forma Balance Sheet Data
                              As of March 31, 2001
                                   (unaudited)

                                                                                          Pro Forma
                                                      Citizens      ------------------------------------------------------
                                                   Communications       Frontier
(Amounts in thousands)                               3/31/2001        Acquisition     Adjustments            Adjusted
                                                 -------------------------------------------------------------------------

Cash                                                    $    28,448      $    45,235     $  363,400  (1)     $     73,683
                                                                                           (363,400) (2)
Accounts receivable, net                                    229,605        1,483,477     (1,387,157) (2)          325,925
Short-term investments                                        5,630                -              -                 5,630
Other current assets                                         16,115           42,230              -                58,345
Assets held for sale                                      1,222,773                -       (247,459) (1)          975,314
Assets of discontinued operations                           673,994                -              -               673,994
                                                 ---------------------------------------------------      ----------------
  Total current assets                                    2,176,565        1,570,942     (1,634,616)            2,112,891

Net property, plant & equipment                           3,508,257        1,059,248              -             4,567,505
Excess cost over net assets acquired                        621,547        1,503,500      1,079,438  (2)        3,204,485
Investments                                                 181,851                -              -               181,851
Regulatory assets                                           174,902                -        (16,050) (1)          158,852
Deferred debits and other assets                            148,581           73,757        (16,126) (1)          151,891
                                                                                            (54,321) (2)
                                                 ---------------------------------------------------      ----------------
    Total assets                                        $ 6,811,703      $ 4,207,447     $ (641,675)         $ 10,377,475
                                                 ===================================================      ================


Long-term debt due within one year                      $   181,215      $     3,185     $        -          $    184,400
Accounts payable and other current liabilities              299,481        1,264,279         59,384  (1)          478,890
                                                                                         (1,144,254) (2)
Liabilities related to assets held for sale                 260,810                -        (55,315) (1)          205,495
Liabilities of discontinued operations                      185,197                -              -               185,197
                                                 ---------------------------------------------------      ----------------
  Total current liabilities                                 926,703        1,267,464     (1,140,185)            1,053,982

Deferred income taxes                                       490,007          118,775         (5,408) (1)          603,374
Customer advances for construction
  and contributions in aid of construction                  203,012                -              -               203,012
Deferred credits and other liabilities                      104,913          153,620        (34,342) (2)          224,191
Regulatory liabilities                                       24,001                -         (1,920) (1)           22,081
Long-term debt                                            2,981,496          115,225      2,715,732  (2)        5,812,453
                                                 ---------------------------------------------------      ----------------
  Total liabilities                                       4,730,132        1,655,084      1,533,877             7,919,093

Equity forward contracts                                    150,013                -              -               150,013
Company Obligated Mandatorily Redeemable
 Convertible Preferred Securities *                         201,250                -              -               201,250

Shareholders' equity                                      1,730,308        2,552,363         87,024  (1)        2,107,119
                                                                                         (2,552,363) (2)
                                                                                            289,787  (2)
                                                 ---------------------------------------------------      ----------------
    Total liabilities and shareholders' equity          $ 6,811,703      $ 4,207,447     $ (641,675)         $ 10,377,475
                                                 ===================================================      ================

*Represents securities of a subsidiary trust, the sole assets of which are securities of a subsidiary partnership, substantially all the assets of which are convertible debentures of the Company.


             See Notes to Pro Forma Condensed Financial Statements.

                Citizens Communications Company and Subsidiaries
                         Proforma Income Statement Data
                 For the three month period ended March 31, 2001
                                   (unaudited)



                                                                              Frontier Proforma                         Total
(Amounts in thousands, except                      Citizens      Frontier   -------------------------      LGS         Adjusted
 per-share amount)                             Communications  Acquisition   Adjustments    Adjusted   Disposition     Proforma
                                              ------------------------------------------------------------------------------------

  Revenue                                           $ 624,281   $ 192,268   $       -        816,549      $ 150,488       666,061
  Operating expenses                                  430,692      95,535           -        526,227        134,421       391,806
  Depreciation and amortization                       105,706      51,625      27,991   (3)  185,322              -       185,322
                                              ----------------------------------------     ---------------------------------------
  Income from operations                               87,883      45,108     (27,991)       105,000      $  16,067     $  88,933
  Investment and other income, net                      2,784     (14,558)     38,881   (4)   27,107              -        27,107
  Interest expense                                     61,452      21,680      53,916   (5)  137,048            219       136,829
  Convertible preferred dividends                       1,553           -           -          1,553              -         1,553
                                              ----------------------------------------     ---------------------------------------
  Pre-tax income                                       27,662       8,870     (43,026)        (6,494)         15,848      (22,342)
  Income tax expense (benefit)                          9,047       3,371      (6,992)  (6)    5,426          5,430            (4)
                                              ----------------------------------------     ---------------------------------------
  Income (loss) from continuing operations          $  18,615   $   5,499   $ (36,034)      $(11,920)     $  10,418     $ (22,338)
                                              ========================================     =======================================

Weighted average shares outstanding -Basic            263,036                  25,156   (7)                               288,185
Weighted average shares outstanding -Diluted          270,283                  25,156   (7)                               295,432

Loss from continuing operations per basic share     $    0.07                                                           $   (0.04)
Loss from continuing operations per diluted share   $    0.07                                                           $   (0.04)


             See Notes to Pro Forma Condensed Financial Statements.

                Citizens Communications Company and Subsidiaries
                         Proforma Income Statement Data
                      For the year ended December 31, 2000
                                   (unaudited)



                                                                             Frontier Proforma
(Amounts in thousands, except                Citizens       Frontier   --------------------------------      LGS          Adjusted
 per-share amounts)                        Communications Acquisition    Adjustments         Adjusted     Disposition     Proforma
                                            ----------------------------------------------------------------------------------------

  Revenue                                   $ 1,802,358    $ 746,302     $        -        $ 2,548,660      $ 223,718    $2,324,942
  Operating expenses                          1,292,950      370,893              -          1,663,843        221,647     1,442,196
  Depreciation and amortization                 387,607      200,669        111,963   (3)      700,239              -       700,239
                                           -----------------------------------------     -------------------------------------------
  Income from operations                        121,801      174,740       (111,963)           184,578          2,071       182,507
  Investment and other income, net                3,350       64,583        (21,900)  (4)       46,033            437        45,596
  Minority interest                              12,222            -              -             12,222              -        12,222
  Interest expense                              187,366       24,067        215,666   (5)      427,099             69       427,030
  Convertible preferred dividends                 6,210            -              -              6,210              -         6,210
                                           -----------------------------------------     -------------------------------------------
  Pre-tax income                                (56,203)     215,256       (349,528)          (190,475)         2,439      (192,914)
  Income tax expense (benefit)                  (16,132)     103,417       (117,924)  (6)      (30,639)        (5,295)      (25,344)
                                           -----------------------------------------     -------------------------------------------
  Income (loss) from continuing operations  $   (40,071)   $ 111,839     $ (231,604)       $  (159,836)     $   7,734    $ (167,570)
                                           =========================================     ===========================================

Weighted average shares outstanding
   -Basic                                       261,744                      25,156   (7)                                   286,893
Weighted average shares outstanding
   -Diluted                                     266,931                      25,156   (7)                                   292,080

Loss from continuing operations
   per basic share                          $     (0.15)                                                                 $    (0.45)
Loss from continuing operations
   per diluted share                        $     (0.15)                                                                 $    (0.45)




             See Notes to Pro Forma Condensed Financial Statements.

                Notes to Pro Forma Condensed Financial Statements

(1)  Reflects the effect of the sale of our Louisiana Gas operations, one of our
     public  utilities  services  properties,   including  adjustments  for  the
     estimated income taxes due on the gain.

(2) Represents the acquisition of the stock of the Frontier Acquisition. The acquisition is assumed to be funded from the cash proceeds of the sale of our Louisiana Gas operations, the issuance of long-term debt securities and the issuance of equity securities. The following represents the adjustment to record the Acquisition:

     (In thousands)

     Elimination of historical shareholders' equity of the Frontier Acquisition         $ (2,552,363)
     Elimination of related party balances of Frontier, net (a)                              262,882
     Proceeds from the sale of Louisiana Gas                                                 363,400
     Issuance of long-term debt (Note 5)                                                   2,715,732
     Issuance of equity (Note 7)                                                             289,787
                                                                                        ------------

     Excess of cost over net assets acquired                                            $  1,079,438
                                                                                        ============

(a) The Frontier related party balances are included in accounts receivable, net, other assets, accounts payable and other liabilities. Upon acquisition by Citizens, certain related party balances were settled by Frontier's parent. The remaining amount, representing a net receivable of $262.9 million, (accounts receivable of $1,387.2 million, deferred debits and other assets of $54.3 million, accounts payable and other current liabilities of $1,144.3 million and deferred credits and other liabilities of $34.3 million) was eliminated at the date of acquisition. As a result, all of these related party balances have been eliminated as part of the pro forma adjustments with the difference resulting in an increase to "Excess cost over net assets acquired."

     For purposes of the accompanying pro forma combined financial statements, we have reflected the assets acquired at their historical carrying values and have reflected the excess of cost over such amounts as excess of cost over net assets acquired. The final allocation of purchase price to assets and liabilities acquired will depend upon the final purchase price and the final estimate of fair values of the assets and liabilities acquired. We undertake studies to determine the fair values of assets acquired and allocate the purchase prices accordingly. We believe that the excess of cost over historical net assets acquired will be allocated to property, plant and equipment, customer base, other identifiable intangibles and goodwill. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

(3) Reflects amortization expense of the excess of cost over net assets acquired in the Frontier Acquisition using the straight-line method over a 15 year period. Should the allocation of such excess of cost over historical net assets acquired differ significantly from that described in
     Note 2, amortization expense could be impacted since the depreciable lives of assets other than goodwill may be shorter or longer than 15 years.

     On September 30, 1999, Global Crossing acquired Frontier Corporation and all of its subsidiaries (including the businesses that we are acquiring), in a merger transaction. In accordance with Accounting Principles Board Opinion No. 16, "Business Combinations", the purchase price was allocated to Frontier Corporation and its subsidiaries based upon their fair market value at the date of the acquisition. Frontier was amortizing the associated goodwill over a 25-year period. Citizens included amortization of goodwill over a 15-year period for the full year 2000 and the three months ended March 31, 2001.

(4) Represents the reversal of a foreign exchange gain of $21,900,000 for the year ended December 31, 2000 and a foreign exchange loss of $38,881,000 for the quarter ended March 31, 2001 recorded by Frontier Corp. related to a note receivable due from an affiliate of Frontier. Such note is not part of the assets acquired by Citizens.

(5) Represents pro forma interest expense from the beginning of the periods presented on the debt assumed to have been issued to partially fund the Frontier Acquisition. On May 18, 2001, we issued an aggregate of $1.75 billion of notes consisting of $700 million principal amount of 8.50% notes, due May 15, 2006 and $1.05 billion principal amount of 9.25% notes due May 15, 2011. The net proceeds of this issuance was $1,726,000,000 (after underwriting discounts and commissions and before offering expenses). Of this amount, $650 million was used to pay down borrowings under existing bank credit lines. On June 13, 2001, we issued 18,400,000 equity units at $25 per unit for net proceeds of $446,200,000 (after underwriting discounts and commissions and before offering expenses). Each equity unit consists of a 6 3/4 % senior note due 2006 and a purchase contract for our common stock. The remainder of the debt assumed to have been issued to finance the Frontier Acquisition was at an assumed interest rate of 8.10%.

(6) Represents adjustments to income taxes based on income before income taxes using the applicable incremental income tax rate.

(7) On June 13, 2001, we issued 25,156,250 shares of our common stock at $12.10, for net proceeds of $289,787,000 (after underwriting discounts and commissions).